Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited Company	Kekst and michael-
investorrelations@axiscapital.com	(212) 521-4897
herley@kekst.com
(441) 405-2727

AXIS Capital Elects Michael A. Butt Non-Executive Chairman of its Board of Directors Replacing John R. Charman

— Board Reaffirms Confidence in AXIS Capital’s Strategy for Continuing to Build Value for All

Company Stakeholders Over Long Term —

Pembroke, Bermuda, June 25, 2012 – AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that its Board of Directors has appointed Board member and former Chairman Michael A. Butt as non-executive Chairman of the Board of Directors. Mr. Butt succeeds John R. Charman following the decision by the Board to replace Mr. Charman as Chairman. Mr. Butt had served successfully as AXIS Capital’s chairman for almost ten years prior to the recent appointment of Mr. Charman to that position. Mr. Butt assures a thorough understanding of the role and priorities to be carried out by the Chairman of AXIS Capital.

The change in Board leadership came after the Board endeavored to resolve differences with Mr. Charman over his understanding of the role and responsibilities of the Chairman position. After the Board and Mr. Charman were unable to reach a resolution, the Board concluded that the Company would be best served by someone else serving as Chairman and terminated Mr. Charman without cause from the position of Chairman under the terms of his employment agreement. As Mr. Charman was elected to the Board by the Company’s shareholders, he will remain a member of the Board of Directors.

Henry B. Smith, Lead Independent Director, said “The entire Board would like to thank John Charman for his contribution to AXIS Capital’s success over the past decade. John’s tireless years of service and work ethic have helped to build and lay the groundwork for our Company’s continued success for many years to come.” Commenting on the appointment of Michael A. Butt as the new Chairman of the Board, Mr. Smith said, “Michael Butt’s success as Chairman is proven, having served the Company in this capacity from September 2002 to May 2012. As Chairman, he assures AXIS Capital and its stakeholders with four decades of related industry experience and a thorough understanding of the Company. Michael previously served as the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009, and has served as a director at several publicly-traded insurance companies.”

Chairman Butt said, “I look forward to returning to the role of Chairman of AXIS Capital and want to reiterate the Board’s full support for our current strategy, our CEO Albert Benchimol and the Company’s strong management team. We are confident that Albert and the team will continue to build the value of the Company for the long-term benefit of all stakeholders.”

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2012 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.